Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and between

PARK SOUTH FUNDING, LLC

Buyer

and

Credit Suisse Alternative Capital, LLC

Seller

With Respect to the Acquisition of

CREDIT SUISSE PARK VIEW BDC, INC.

The Company

September 30, 2016

This document is not intended to create nor will it be deemed to create a legally binding or enforceable offer or agreement of any type or nature, unless and until agreed and executed by the parties.

i

Table of Contents

(Continued)

Table of Contents

(Continued)

		Page

9.18	Jurisdiction	38
9.19	Remedies Cumulative	38
9.20	Specific Performance	38
9.21	Disclosure Schedules	39
9.22	Waiver of Conflicts	39

GLOSSARY OF DEFINED TERMS

The location of the definition of each capitalized term used in this Agreement is set forth in this Glossary:

90-Day Period	2
Accounting Firm	3
Advisory Agreement	26
Affiliate	27
Affiliate Contracts	18
Agreement	1
Audited Financial Statements	12
Bankruptcy and Equity Exception	5
BDC	11
Blue Sky Laws	27
Business Day	27
Buyer	1
Buyer Material Adverse Effect	27
Closing	4
Closing Date	4
Closing Statement	2
Code	27
Common Stock	1
Company	1
Company Permits	9
Company SEC Documents	27
Consent	9
Contract	27
Credit Suisse	6
date hereof	1
Disclosure Schedules	39
Enterprise Value	27
Estimated Adjustment Amount	2
Estimated Closing Statement	1
Estimated Consideration	27
Estimated Indebtedness	2
Estimated Transaction Expenses	2
Exchange Act	27
FCPA	27
Final Adjustment Amount	3
Final Consideration	27
Final Indebtedness	3
Final Transaction Expenses	3
Funds Flow Memorandum	28
GAAP	28
Governmental Entity	28
Group Company(ies)	28
Homeland Assignments	28
Homeland Equity	28
Homeland Equity Assignment	28
Homeland Loan Assignment	28
Homeland Loans	28
Homeland Reimbursement Agreement	28
Indebtedness	28
Indemnified Party	25
Indemnified Person	22
Indemnifying Party	25
Investment Company Act	28
IRS	28
Knowledge of the Company	29
Legal Proceeding	29
Legal Requirement	29
Liabilities	29
Liens	29
Loan	29
Loan Documents	29
Material Adverse Effect	29
Material Contract	15
Objection Statement	2
Obligor	30
Order	30
Ordinary Course Equity Interests	30
Ordinary Course of Business	30
Organizational Documents	30
Parties	1
Party	1
Payoff Amount	30
Payoff Letter	30
Permitted Liens	30
Person	30
Portfolio Company	31
Purchased Shares	1
Representatives	31
Response Period	2
RIC	14
Schedule	39
Securities Act	31
Seller	1
Seller Marks	20

Signing Date Loan Tape	31
Solvent	20
Subsidiary	31
Surviving Agreements	32
Tax	32
Tax Returns	32
Taxes	32
Taxing Authority	32
Tender Offer	1
Third Party Claim	25
Transaction	1
Transaction Documents	32
Transaction Expenses	32
Unaudited Financial Statements	12

v

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of September 30, 2016 (the “date hereof”), is made by and between Credit Suisse Alternative Capital, LLC, a Delaware limited liability company (“Seller”), and Park South Funding, LLC, a Delaware limited liability company (“Buyer”). Buyer and Seller are each referred to herein from time to time as a “Party” and collectively as the “Parties”. Capitalized terms used and not otherwise defined herein have the meanings set forth in Article VIII below.

WHEREAS, prior to the date hereof, Credit Suisse Park View BDC, Inc., a Maryland corporation (the “Company”), commenced and consummated a tender offer (the “Tender Offer”) pursuant to which the Company purchased 1,353,988 shares of common stock (the “Common Stock”), par value $0.01 per share, of the Company;

WHEREAS, following the consummation of the Tender Offer and on the date hereof, (a) Seller consented to the withdrawal of the Company’s election to be treated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the Company filed with the U.S. Securities and Exchange Commission (the “SEC”) a withdrawal of election to be treated as a business development company, and (b) the Company filed with the SEC an amendment to registration statement on Form N-2 (File No. 333-198981) (as amended and supplemented from time to time (the “Registration Statement”) under the Securities Act to deregister all unsold Common Stock under the Registration Statement;

WHEREAS, as of the date hereof, Seller owns, beneficially and of record, all of the issued and outstanding shares of Common Stock; and

WHEREAS, Seller desires to sell and Buyer desires to acquire one hundred percent (100%) of the issued and outstanding equity interests of the Company (the “Transaction”), which, as of the date hereof, consists of 22,114,476 shares of Common Stock (the “Purchased Shares”), all of which are owned by Seller as of the date hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I

PURCHASE and sale

1.01         Purchase and Sale of the Purchased Shares. On the terms set forth in this Agreement, and in reliance on the representations and the warranties of the Parties, Seller hereby sells, assigns, transfers and conveys to Buyer, and Buyer hereby purchases and acquires from Seller, the Purchased Shares.

1.02         Closing Calculations. Prior to the Closing Date, Seller delivered to Buyer a written statement (the “Estimated Closing Statement”) setting forth:

(a)           Seller’s good faith estimate of Indebtedness as of immediately prior to the Closing, which is $111,658,589.09 (the “Estimated Indebtedness”), including the Payoff Amount as a separate line item, which is $111,658,589.09;

(b)           Seller’s good faith estimate of Transaction Expenses, which are $3,467,008.18 (the “Estimated Transaction Expenses”);

(c)           Seller’s good faith estimate of the Adjustment Amount, which is $7,032,847.00 (the “Estimated Adjustment Amount”), and

(d)           the Estimated Consideration, which is $161,726,518.73.

The Estimated Closing Statement and all items included therein will include materials showing in reasonable detail Seller’s support and computations for the amounts included therein.

1.03         Post-Closing Adjustment.

(a)           Buyer will prepare and deliver to Seller, no later than 90 days after the Closing Date (the “90-Day Period”), a written statement (the “Closing Statement”) setting forth Buyer’s determination of (i) the Indebtedness as of immediately prior to the Closing, (ii) Transaction Expenses and (iii) the Adjustment Amount. The Closing Statement and all items included therein will include materials showing in reasonable detail Buyer’s support and computations for the amounts included therein. If Buyer does not deliver the Closing Statement to Seller within the 90-Day Period, Buyer will be deemed to have waived the right to object to any items set forth in the Estimated Closing Statement and all such items will be deemed to be final and binding on the Parties and will be non-appealable and may be enforced by a court of competent jurisdiction for purposes of determining the Final Consideration, as described below in this Section 1.03.

(b)           During the 45-day period following Seller’s receipt of the Closing Statement (such period, the “Response Period”), Buyer will provide Seller and its Representatives with reasonable access to the Group Companies’ accounting records and personnel that relate to the items in the Closing Statement as reasonably requested by Seller. If Seller claims that Buyer has failed to comply with its obligation under this Section 1.03(b) to provide reasonable access to such accounting records and personnel, Seller must submit such claim for resolution to the Accounting Firm, which will have the authority to determine such matter and, to the extent that Buyer has so failed to comply, to extend the Response Period until the date that is 30 days after Buyer complies with its access obligations hereunder. Prior to the expiration of the Response Period, Seller may deliver a written objection to Buyer’s calculation of the items stated in the Closing Statement, identifying each item (i.e., on an item-by-item basis) in dispute (each, a “Disputed Item”) and the dollar amount in dispute for each Disputed Item (the “Objection Statement”). If Seller chooses to deliver an Objection Statement during the Response Period, Seller will also deliver materials showing in reasonable detail Seller’s basis, support and computations for its position and the amounts it claims are in dispute or that differ between the Closing Statement and the Objection Statement. Seller will be deemed to have waived the right to object to any item set forth in the Closing Statement unless Seller furnishes the Objection Statement to Buyer within the Response Period and such item is included in such Objection Statement. In the case of such waiver, all items stated in the Closing Statement will be deemed to be final and binding on the Parties and will be non-appealable and may be enforced by a court of competent jurisdiction for purposes of this Agreement, including determining the Final Consideration. If Seller delivers an Objection Statement within the Response Period, then Buyer and Seller will use commercially reasonable efforts to attempt to resolve their differences in good faith within 10 days after the delivery of the Objection Statement.

2

(c)           If Buyer and Seller are unable to resolve all of the Disputed Items after such 10-day period, Buyer or Seller shall submit the remaining unresolved Disputed Items to be resolved by EisnerAmper or, if such firm is unable or unwilling to perform its obligations under this Section 1.03, such other accounting firm as Buyer and Seller mutually agree upon (the “Accounting Firm”). Within five days of the Accounting Firm’s request, both Buyer and Seller will enter into the Accounting Firm’s standard engagement letter and both will instruct the Accounting Firm to resolve each of the remaining Disputed Items (but no other items) within 30 days of being engaged. The cost of any retainer payment required by the Accounting Firm will be paid equally by Buyer and Seller, subject to ultimate apportionment as provided in this Section 1.03(c). Buyer and Seller will cooperate with the Accounting Firm in all reasonable respects, but neither Party will have ex parte meetings, teleconferences or other correspondence with the Accounting Firm, as it is intended for each of Buyer and Seller to be included in all discussions and correspondence with the Accounting Firm. In resolving each of the Disputed Items, the Accounting Firm will be authorized only to choose between Seller’s position as set forth in the Objection Statement and Buyer’s position as set forth in the Closing Statement, but recognizing that the Accounting Firm may resolve the Disputed Items on an item by item basis so that it may choose Seller’s position as set forth in the Objection Statement, on some items and Buyer’s position as set forth in the Closing Statement, on other items. The Accounting Firm will notify Buyer and Seller in writing of its resolution of each of the Disputed Items, together with a reasonably detailed explanation of its determination of each Disputed Item, and its calculation of Indebtedness as of immediately prior to the Closing, the Transaction Expenses and the Adjustment Amount based on its resolution of the Disputed Items. The fees and expenses of the Accounting Firm will be apportioned equitably by the Accounting Firm based on the degree to which each Party failed to prevail in its position. The determination of the Accounting Firm with respect to the Disputed Items and the apportionment of fees and expenses will, absent manifest error, be final and binding on the Parties, will be non-appealable and may be enforced by a court of competent jurisdiction.

(d)           The final Transaction Expenses (the “Final Transaction Expenses”), the final Indebtedness (the “Final Indebtedness”) and the final Adjustment Amount (the “Final Adjustment Amount”) will be as finally determined pursuant to Section 1.03(a), Section 1.03(b) and Section 1.03(c).

(e)           If the Final Consideration exceeds the Estimated Consideration, Buyer will pay promptly (but in any event within three Business Days following the final determination of the Final Consideration) to Seller, the excess of the Final Consideration over the Estimated Consideration by wire transfer of immediately available funds to one or more accounts designated in writing by Seller.

3

(f)           If the Estimated Consideration exceeds the Final Consideration, Seller will pay promptly (but in any event within three Business Days) to Buyer the excess of the Estimated Consideration over the Final Consideration by wire transfer of immediately available funds to one or more accounts designated in writing by Buyer.

1.04         Homeland Assignment.

(a)           Immediately following the Closing, Buyer shall cause the Company to execute and deliver to Seller the Homeland Assignments, which represent all of the Homeland Loans and the all of the Homeland Equity. If following the Closing, Buyer or the Company, or any Affiliate of Buyer or the Company, receives any amount (including in respect of accrued interest) under the Homeland Loans or any amount under the Homeland Reimbursement Agreement, Buyer shall promptly, but in no event later than the tenth Business Day, following the receipt by Buyer, the Company or such Affiliate of such amount, pay or cause to be paid such amount to Seller or Seller’s designee. Upon reasonable request by Seller and at the Seller’s sole expense, during the six months after Closing, Buyer shall cause the Company to execute such additional instruments as are necessary (i) to give effect to the assignments contemplated by the Homeland Assignments and to provide Seller with the benefits and burdens of the Homeland Loan and Homeland Equity and (ii) if the necessary third party consents for the Company to assign the Homeland Reimbursement Agreement are secured, to assign the Homeland Reimbursement Agreement to Seller or Seller’s designee.

(b)          Notwithstanding anything to the contrary contained herein or in the Homeland Loan Assignment, Seller hereby unconditionally and irrevocably (i) disclaims all representations and warranties made by the Company in the Homeland Loan Assignment and (ii) agrees and covenants not to commence or threaten to commence any claim, sue or threaten to sue or otherwise seek to obtain any economic, equitable or judicial or extra-judicial relief for or in connection with any breach of any representations or warranties made by the Company in the Homeland Loan Assignment.

Article II

Closing

2.01         Closing. The closing of the Transaction (the “Closing”) will take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019, at 8:58 a.m. local time on the date hereof or on such other date and/or time as is mutually agreed to in writing by the Parties (the “Closing Date”).

2.02         Closing Deliverables. Subject to the terms and conditions set forth in this Agreement, on the Closing Date:

(a)           Buyer will pay Seller an amount equal to the Estimated Consideration by wire transfer of immediately available funds to the account designated by Seller in the Funds Flow Memorandum;

(b)           Buyer will repay, or cause to be repaid, on behalf of the Company, the Payoff Amount by wire transfer of immediately available funds to the account(s) designated in the Payoff Letters;

4

(c)           Buyer will pay, or cause to be paid, on behalf of the Company, the Estimated Transaction Expenses included in the Estimated Closing Statement by wire transfer of immediately available funds as designated by Seller in the Funds Flow Memorandum;

(d)           Seller will (i) deliver to AST a letter in the form of Annex 2.2(d)(i) and (ii) deliver to Buyer a letter from AST in the form of Annex 2.2(d)(ii);

(e)           Seller will deliver a letter of resignation from each member of the board of directors of the Company under which such person shall have resigned, or shall resign effective as of the Closing, as a member of the board of directors of the Company; and

(f)           Seller will deliver a certificate or certificates in compliance with the Treasury Regulations promulgated under Section 1445 of the Code and in form and substance reasonably satisfactory to Buyer certifying that withholding is not required under Section 1445 of the Code with respect to the transfer of the Purchased Shares.

(g)           Seller will deliver to Buyer the Payoff Letters.

Article III

Representations and Warranties RELATED TO Seller

Except as disclosed in the Company SEC Documents filed by the Company with the SEC during the 12 months immediately preceding the date of this Agreement that are publicly available (but in each case excluding any risk factor or similar disclosure under the headings “Risk Factors” or “Forward Looking Statements” or any similar non-specific, predictive, precautionary or forward-looking statements), or as disclosed in the Disclosure Schedules (subject to limitations set forth in Section 9.21), the Seller hereby represents and warrants to Buyer as follows:

3.01         Authority; Enforceability. Seller has the full limited liability company power and authority to execute this Agreement and the other Transaction Documents to which it is a party and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is a party have been duly and validly authorized by all required limited liability company action on behalf of Seller. This Agreement has been duly executed and delivered by the Seller and, assuming due authorization, execution and delivery of this Agreement by Buyer, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements, now or hereafter in effect, affecting creditors’ rights and remedies generally and (b) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Legal Proceeding therefor may be brought (the “Bankruptcy and Equity Exception”).

3.02         No Violations. The execution and delivery of this Agreement by Seller and the execution and delivery of the other Transaction Documents to which Seller is a party does not (and will not, when executed by Seller) and the performance and compliance with the terms and obligations hereof and thereof by Seller and the consummation of the Transaction by Seller will not (with or without notice or passage of time, or both):

5

(a)           violate, conflict with, result in a breach of or constitute a default under any of the provisions of the Organizational Documents of Seller;

(b)           except as set forth on Schedule 3.02(b) of the Disclosure Schedules, violate, conflict with, result in a breach of or constitute a default under any provision of, or require any notice, filing, consent, authorization or approval under, any material Legal Requirement binding upon Seller; or

(c)           except as set forth on Schedule 3.02(c) of the Disclosure Schedules, violate or result in a breach of or constitute a default under any material contract, agreement or instrument to which Seller is a party or by which it is bound or to which any of its properties or assets is subject.

3.03         Ownership. Seller is the record owner of, and has good and valid title to, the Purchased Shares, free and clear of all Liens, other than transfer restrictions under applicable securities Laws. Upon sale of the Purchased Shares to the Buyer at the Closing, and upon receipt of the consideration pursuant to Section 2.02, good and valid title to the Purchased Shares will pass to the Buyer, free and clear of all Liens, other than transfer restrictions under applicable securities Laws.

3.04         Litigation. As of the date of this Agreement, (a) there is no Legal Proceeding pending or, to the knowledge of Seller, threatened against or involving the Seller which questions the validity or legality of this Agreement or the Transaction or which seeks to prevent the Transaction or otherwise would or would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Seller’s ability to perform its obligations hereunder or otherwise consummate the Transaction and (b) there is no judgment or order of any Governmental Entity outstanding against, or, to the knowledge of Seller, pending investigation by any Governmental Entity involving the Seller that would or would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Seller’s ability to perform its obligations hereunder or otherwise consummate the Transaction.

3.05         Brokers. No investment banker, broker or finder (other than Credit Suisse Securities (USA) LLC (“Credit Suisse”) whose commissions and fees shall be included in the Transaction Expenses) is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transaction based upon arrangements made by or on behalf of any Seller.

6

Article IV

Representations and Warranties related to the company

Except as disclosed in the Company SEC Documents filed by the Company with the SEC during the 12 months immediately preceding the date of this Agreement that are publicly available (but in each case excluding any risk factor or similar disclosure under the headings “Risk Factors” or “Forward Looking Statements” or any similar non-specific, predictive, precautionary or forward-looking statements), or as disclosed in the Disclosure Schedules (subject to the limitations set forth in Section 9.21), the Seller hereby represents and warrants to Buyer as follows:

4.01         Existence and Good Standing. Each of the Group Companies is a corporation or other entity (a) duly organized, validly existing and, to the extent applicable in the respective jurisdiction, in good standing under the Legal Requirements of the jurisdiction in which it is incorporated or organized and (b) has all requisite power and authority to own, lease and operate the properties and assets it owns, leases and operates, and to carry on its business as such business is now being conducted, except where the failure to be in good standing would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect. Each of the Group Companies is qualified to do business as a foreign entity in each jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where failure to be so duly qualified would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

4.02         Capitalization; Subsidiaries.

(a)           As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 198,000,000 shares of Common Stock, 22,114,476 of which are issued and outstanding and held solely by Seller and no shares of which are held by the Company as treasury stock, and (ii) 2,000,000 shares of preferred stock of the Company, par value $0.01 per share, no shares of which are outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  All of the Common Stock has been sold pursuant to an effective registration statement filed under the federal securities Laws or an appropriate exemption therefrom and in accordance with the Investment Company Act.

(b)           As of the date of this Agreement, there are no existing (i) options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating any Group Company to issue, transfer or sell any shares of capital stock or other equity interest in any Group Company or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations of any Group Company to repurchase, redeem or otherwise acquire any capital stock of any Group Company, or any securities representing the right to purchase or otherwise receive any capital stock of any Group Company, voting trusts or similar agreements to which the Company is a party with respect to the voting of the capital stock of the Company or (iii) other equity-based awards, including any equity appreciation rights, issued by any Group Company.

7

(c)           Each Subsidiary of the Company on the date hereof is listed on Schedule 4.02(c) of the Disclosure Schedules. Except as set forth on Schedule 4.02(c) of the Disclosure Schedules, the Company owns, directly or indirectly, all of the issued and outstanding limited liability company, partnership or corporate (as applicable) ownership interests in each such Subsidiary, free and clear of all Liens except for Permitted Liens, and all of such limited liability company, partnership or corporate (as applicable) ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. The Company has made available to Buyer true and complete copies of the currently effective corporate or other organizational documents for each Subsidiary.

(d)           Other than Ordinary Course Equity Interests, No Group Company owns, directly or indirectly, any equity interest in any Person other than any other Group Company. Other than Ordinary Course Equity Interests, the Company does not own, directly or indirectly, any equity interest in any Person other than the Subsidiaries set forth in Schedule 4.02(c) of the Disclosure Schedules.

(e)           No Group Company has any obligation to make capital contribution or otherwise make any payment with respect to any Ordinary Course Equity Interests and no Group Company is subject to any indemnification obligations with respect to any disposition of any Ordinary Course Equity Interests.

4.03         No Violations; Required Filings and Consents.

(a)          The execution and delivery of this Agreement by Seller and the execution and delivery of the other Transaction Documents to which Seller is a party does not (and will not, when executed by Seller) and the performance and compliance with the terms and obligations hereof and thereof by Seller and the consummation of the Transaction by Seller will not (with or without notice or passage of time, or both):

(i)          violate, conflict with, result in a breach or constitute a default under any of the provisions of the Organizational Documents of any Group Company;

(ii)         except as set forth on Schedule 4.03(a)(ii) of the Disclosure Schedules, violate, conflict with, result in a breach or constitute a default under any provision of, or require any notice, filing, consent, authorization or approval under, any material Legal Requirement binding upon any Group Company, in each case under this clause (ii), in any material respect;

(iii)        except as set forth on Schedule 4.03(a)(iii) of the Disclosure Schedules, result in the creation or imposition of any material Lien (other than any Permitted Lien) upon any of the assets, properties or rights of any Group Company or result in or give to others any material rights of cancellation, modification, amendment, acceleration, revocation or suspension of any Group Company’s licenses or permits; or

(iv)        except as set forth on Schedule 4.03(a)(iv) of the Disclosure Schedules, violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Material Contract or material Loan Document, in each case under this clause (iv), in any material respect.

8

(b)          No consent, approval, license, permit, order or authorization (a “Consent”) of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other party or Person is required to be obtained or made by or with respect to any Group Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Transaction, other than (i) applicable requirements of and filings with the SEC under the Exchange Act and the Investment Company Act, (ii) the consents described in Schedule 4.03(b)(ii) of the Disclosure Schedules, (iii) applicable requirements under Blue Sky Laws of various states, and (iv) such other items required solely by reason of the participation of Buyer in the Transaction.

4.04         Permits; Compliance with Laws.

(a)           Each Group Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for such Group Company to carry on its respective business under and pursuant to all Legal Requirements (the “Company Permits”), and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened.

(b)           No Group Company is, or since August 5, 2014, has been, in default or violation of any (i) material Legal Requirement applicable to such Group Company or (ii) Company Permits.

(c)           Since August 5, 2014, none of the Group Companies or, to the Knowledge of the Company, any of their respective directors, officers or employees, has received any written or, to the Knowledge of the Company, oral notification from a Governmental Entity asserting that such Group Company is not in compliance in all material respects with any Legal Requirements or any Company Permits.

(d)           None of the Group Companies or, to the Knowledge of the Company, any of their respective directors, officers or other authorized Representatives, in each case, acting for or on behalf of any Group Company, has offered, paid, promised to pay or authorized the payment of anything of value, including cash, checks, wire transfers, tangible and intangible gifts, favors, services and entertainment and travel expenses that go beyond what is reasonable and customary, to (i) an executive official, employee or agent of a Governmental Entity; (ii) a director, officer, employee, or agent of a wholly or partially government-owned or –controlled company or business; (iii) a political party or official thereof, or candidate for political office; or (iv) an executive, official, employee or agent of a public international organization (e.g., the United Nations, World Bank or International Monetary Fund), in order to obtain or retain business or direct business to the Company or to secure any improper advantage for the Company. The Group Companies and, to the Knowledge of the Company, any of their respective directors, officers or other authorized Representatives, have been and continue to be in compliance, in all material respects, with the FCPA and all other applicable money laundering, anti-corruption or anti-bribery Laws of all jurisdictions having jurisdiction over such Group Company. Each Group Company has instituted policies and procedures reasonably designed to ensure compliance with the FCPA and other applicable money laundering, anti-corruption or anti-bribery Laws and maintain in all material respects such policies and procedures in effect.

9

4.05         Absence of Certain Changes or Events. Except as set forth on Schedule 4.05 of the Disclosure Schedules, since December 31, 2015, through the date of this Agreement, except as otherwise contemplated or permitted by this Agreement, (a) the respective businesses of each Group Company have been conducted in the Ordinary Course of Business, (b) there has not been any event, development or state of circumstances that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect and (c) each Group Company has not:

(i)          made any change in any of its Organizational Documents;

(ii)         made any sale, assignment, transfer, abandonment, lease, sublease or other conveyance of any material asset or property;

(iii)        made any material change in any accounting principles or other accounting method, estimate or practice;

(iv)        (A) made, revoked or changed any material Tax election, (B) changed an annual accounting period, accounting principles, accounting practices or accounting methods, (C) filed any amended Tax Return, (D) entered into any closing agreement with respect to a material amount of Tax, (E) settled any material Tax claim or assessment relating to any Group Company, or (F) surrendered any right to claim a refund of material Taxes;

(v)         made any sale, assignment, transfer, abandonment, lease, sublease or other conveyance of any material asset or property; or

(vi)        settled, or released or waived any rights with respect to, any Legal Proceedings.

4.06         No Undisclosed Liabilities.  Except (a) as reflected, disclosed or reserved against in the Unaudited Financial Statements, (b) for Liabilities incurred in the ordinary course of business consistent with past practice since the date of the Unaudited Financial Statements, (c) for Liabilities incurred in connection with the transactions contemplated hereby, (d) for Liabilities which have been discharged or paid prior to the date of this Agreement, (e) for performance obligations under any Material Contracts or any other Contracts entered into in the ordinary course of business (excluding obligations with respect to any default thereunder) or (e) for Liabilities that would not be material to the Group Companies, taken as a whole, as of the date hereof, none of the Group Companies has any Liabilities of any nature, whether or not accrued, contingent or otherwise.

4.07         Litigation. As of the date of this Agreement, (a) there is no material Legal Proceeding pending or, to the Knowledge of the Company, threatened against, affecting or involving any Group Company or any of its assets, operations or business and (b) there is no material Order outstanding or, to the Knowledge of the Company, threatened against , affecting or involving any Group Company or any of its assets, operations or business.

10

4.08         Regulatory Documents; No Other Regulatory Registrations.

(a)           Since August 5, 2014, the Company has filed (after giving effect to any extensions) all regulatory documents that were required to be filed with any Governmental Entity, and in each case has paid all fees and assessments due and payable in connection therewith, other than any such failure to file or pay fees or assessments that would not, individually or in the aggregate, be material to the Company.

(b)           No Group Company is an investment adviser, insurance company or insurance broker, or a broker-dealer, commodity pool operator, commodity trading advisor, futures commission merchant, bank, trust company, commodity broker-dealer or real estate broker, in each case, within the meaning of any Legal Requirement. No Group Company has received written notice from any Governmental Entity of any pending Legal Proceeding concerning any failure to obtain any investment adviser, broker-dealer, commodity pool operator, commodity trading advisor, futures commission merchant, bank, trust company, commodity broker-dealer, real estate broker, insurance company or insurance broker registration, license or qualification.

(c)           The Company has made available to Buyer a complete and correct copy of each no-action letter and exemptive order issued by the SEC to any of the Group Companies or on which any of them rely in the conduct of their respective businesses as conducted on the date of this Agreement. Each Group Company is in compliance in all material respects with any such material no-action letters and exemptive orders.

4.09         Regulated Fund.

(a)           The Company previously elected to be regulated as a business development company (“BDC”) pursuant to the Investment Company Act. The Company filed with the SEC a withdrawal of election to be treated as a business development company. The Company is not registered as an investment company under the Investment Company Act.

(b)           The Advisory Agreement has been duly approved in accordance with the procedural requirements of Section 15 of the Investment Company Act and is in compliance in all material respects with Section 15 of the Investment Company Act (to the extent applicable). The Adviser to the Company is not in default under the Advisory Agreement, except for any default that would not, individually or in the aggregate, be material to the Company.

(c)           The Company is, and since August 5, 2014 has been, operated in compliance in all material respects, with its investment policies and restrictions and portfolio valuation methods, as set forth in the applicable prospectus and registration statement for the Company.

(d)           The shares of the Company have been issued and sold in compliance with applicable Legal Requirements, except where any failure of such compliance would not, individually or in the aggregate, be material to the Company.

11

(e)           Each of the (i) audited consolidated statement of assets and liabilities of the Company and its Subsidiaries as of December 31, 2015 and the related audited consolidated statements of operations, change in net assets and cash flows for such most recently completed fiscal year (the “Audited Financial Statements”) and (ii) unaudited consolidated statement of assets and liabilities of the Company and its Subsidiaries as of June 30, 2016 and the related audited consolidated statements of operations, change in net assets and cash flows for such six-month fiscal period (the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”), have been prepared in accordance with GAAP, and present fairly in all material respects the financial positions and financial results of the Group Companies at the dates and for the periods stated therein and subject, in the case of the Unaudited Financial Statements, to normal year-end audit adjustments and the absence of related notes.

(f)           The Company has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. Since January 1, 2015, there have been no “Material Compliance Matters” for the Company, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the board of directors of the Company and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, be material to the Company, taken as a whole.

(g)           The Company has filed (after giving effect to any extensions) with the SEC all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC, other than such failures to file that would not, individually or in the aggregate, be material to the Company, and such forms, documents and reports, as of their respective dates of filing with the SEC, (i) complied as to form in all material respects with, to the extent in effect at the time of filing, the applicable requirements of the Investment Company Act, the Securities Act and the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(h)           As of the date hereof, none of the Company SEC Documents is the subject of an ongoing SEC review. As of the date hereof, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practice of any of the Group Companies. Except in connection with the operations of its business in the ordinary course, none of the Company’s Subsidiaries is required to file or furnish any reports, proxy statements, registration statements, prospectuses, schedules, forms, statements and other documents with the SEC.

4.10         Taxes.

(a)           Each Group Company has (i) timely filed or caused to be timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns that were required to be filed by or with respect to it and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and (ii) paid all income and other material Taxes due and owing (whether or not shown on such Tax Returns), except, in the case of clause (ii) with respect to Taxes contested in good faith by appropriate Legal Proceedings and for which adequate reserves or accruals have been established in accordance with GAAP.

12

(b)           The unpaid Taxes of the Group Companies did not, as of the date of their respective most recent consolidated financial statements, materially exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such consolidated financial statements (rather than in any notes thereto). Since the date of its most recent consolidated financial statements, none of the Group Companies has incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice.

(c)           There are no pending, threatened in writing or ongoing audits, examinations, investigations or other Legal Proceedings by any Taxing Authority in respect of Taxes of or with respect to any of the Group Companies. No Group Company has waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency. No written claim has been made by any Taxing Authority in a jurisdiction where any of the Group Companies do not currently file a Tax Return that it is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return, nor has any such assertion been threatened or proposed in writing and received by any Group Company.

(d)           All material Taxes that the Group Companies are or were required by Law to withhold or collect have been duly and timely withheld or collected on behalf of its respective employees, independent contractors, shareholders or other third parties and, have been timely paid to the proper Taxing Authority or other Person or properly set aside in accounts for this purpose, and each Group Company has complied in all material respects with all material Tax information reporting provisions of all applicable Laws.

(e)           No Group Company has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” that is required to be reported or disclosed to the IRS pursuant to Section 6011 of the Code or for the purposes of Section 6707A(c)(2) of the Code and applicable Treasury Regulations thereunder.

(f)           There are no Liens for Taxes on any of the assets of any of the Group Companies other than Permitted Liens.

(g)           Within the last two (2) years, none of the Group Companies has been a party to any transaction intended to qualify as tax free under Section 355 of the Code.

(h)           None of the Group Companies is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Group Companies or customary commercial contracts entered into in the Ordinary Course of Business, the principal subject matter of which is not Taxes) that will not be terminated on or before the Closing Date without any future liability to any of the Group Companies.

13

(i)           None of the Group Companies has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company), and none of the Group Companies has any liability for Taxes of any other Person (other than Taxes of the Group Companies) under Treasury Regulations Section 1.1502-6 (or any similar provision of foreign, state or local law), as a transferee or successor, by contract or otherwise.

(j)           None of the Group Companies will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period ending on or prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any deduction the recognition of which was accelerated from such taxable period to a taxable period ending on or prior to the Closing Date) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code or Section 108(i) of the Code (or, in each case, comparable provisions of state, local or foreign Tax law), or for any other reason.

(k)           For its taxable year ended December 31, 2015 and its taxable year ended on the business day preceding the Closing Date, the Company has (i) elected to be treated, and has qualified, as a “regulated investment company” under Subchapter M of Chapter 1 of Subtitle A of the Code (a “RIC”), and complied with all gross income, distribution and other applicable provisions of law necessary to preserve and retain such election and status as a RIC; (ii) distributed all investment company taxable income and net capital gains required to be distributed, within the meaning of Section 852 of the Code; (iii) not been subject to a material liability for the payment of the excise tax imposed under Section 4982 of the Code. No challenge to the Company’s status as a RIC is pending or has been threatened in writing. The Company has no material earnings or profits accumulated with respect to any taxable year in which the provisions of Subchapter M of the Code did not apply. For all taxable years or periods from the formation of Credit Suisse Corporate Credit Solutions, LLC until its conversion to the Company on January 30, 2015, CSAM Americas Holding Corp. used the “mark-to-market” method of accounting in accordance with Code Section 475(a). All dividends paid by the Company at any time prior to the Closing Date shall have been deductible in all material respects pursuant to the dividends paid deduction under Section 562 of the Code. The Company is in compliance in all material respects with applicable Treasury Regulations pertaining to the reporting of dividends and other distributions on and redemptions of its shares of beneficial interest and is not liable for any penalties which could be imposed thereunder with respect to such withholding requirement.

(l)           For all taxable years or periods from its formation until its conversion to the Company on January 30, 2015, Credit Suisse Corporate Credit Solutions, LLC was treated as a disregarded entity the owner of which was CSAM Americas Holding Corp. for U.S. federal, state and local income Tax purposes. Each Subsidiary of the Company is treated or has made a valid election under Treasury Regulations Section 301.7701-3(c) to be treated, for all taxable years or periods since its formation, as an association taxable as a corporation for U.S. federal income Tax purposes.

14

(m)           All references to the Company in Sections 4.10(a), 4.10(c), 4.10(d), 4.10(e) and 4.10(f) shall include any entity that is a predecessor to the Company by operation of law (including, prior to its conversion to the Company, Credit Suisse Corporate Credit Solutions, LLC), as well as any entity that has merged into the Company (or any entity that is a predecessor to the Company by operation of law) through a reorganization, merger, consolidation, sale of assets or other similar transaction.

4.11         Material Contracts.

(a)           For purposes of this Agreement, “Material Contract” means all Contracts to which any Group Company is a party or by which any Group Company or any of their respective properties or assets is bound that are currently in effect of a type listed below:

(i)          any Contract a Group Company involving or reasonably expected to involve an annual commitment on a going forward basis by any party thereto of more than $10,000, individually or in the aggregate, that are not terminable without penalty, premium, fee or other Liability by such Group Company that is a party thereto on 90 days or less notice;

(ii)         any Contract that relates to Indebtedness;

(iii)        any investment management agreement, subadvisory agreement or other agreement for the provision of investment advisory services to any Group Company or for the payment of investment management fees, incentive fees or similar payments;

(iv)        any Contract relating to any acquisition or disposition of equity interests or business or material assets of any other Person by any Group Company;

(v)         any joint venture, strategic alliance, partnership or similar Contracts or arrangements, shareholder agreements or voting agreements (either with respect to any capital stock of a Group Company or the appointment of directors of a Group Company);

(vi)        (A) any Contract limiting the freedom of any Group Company to engage in any line of business, sell any services or products, acquire any entity or compete with any Person or in any market or geographical area; (B) any Contract that provides for “most favored nations” terms or establishes an exclusive sale or purchase obligation with respect to any service, product or geographic area, and (C) any Contracts that contains a “right of first offer” or “right of first refusal” on behalf of any other party to acquire any Group Company or any material assets or business thereof;

(vii)       any Contract under which any Group Company has continuing indemnification obligations to any Person, other than standard directors and officer’s agreements, customary employment Contracts or commercial Contracts entered into in the Ordinary Course of Business; and

(viii)      any Contract not otherwise disclosed under clauses (i) through (viii) of this Section 4.11 which would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

15

Except for this Agreement and the Contracts filed as exhibits to the Company SEC Documents, Schedule 4.11(a) sets forth a list of all Material Contracts as of the date of this Agreement.

(b)           Each Material Contract is valid and binding on the Group Company party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. No Group Company has, nor to the Knowledge of the Company has any other party to any Material Contract, breached, violated or defaulted under, or received written notice that it has breached, violated or defaulted under, any such Material Contract, in each case, in any material respect. To the Knowledge of the Company, there does not exist under any Material Contract any event which, with the giving of notice or the lapse of time, would constitute a breach or default by any Group Company, in any material respect, or, to the Knowledge of the Company, any other party to such Material Contract.

(c)           Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 4.11 do not apply to the matters addressed in Section 4.12.

4.12         Loans and Loan Documents.

(a)           The Signing Date Loan Tape sets forth a true listing of all of the Loans and Ordinary Course Equity Interests as of the date thereof, and, for each Loan and Ordinary Course Equity Interest, true information relating to such Loans and Ordinary Course Equity Interest called for by the column headings therein. Seller has made available to Buyer all Loan Documents relating to such Loans.

(b)           Except as set forth in Schedule 4.12(b) of the Disclosure Schedule, each Loan, together with the Loan Documents related thereto, to the Knowledge of the Company (i) is legal, valid, binding and enforceable against the Portfolio Company thereunder in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exception) (ii) at the time of origination, was originated in all material respects in compliance with applicable Laws, (iii) is not subject to any Legal Proceedings and (iv) is not in forbearance. To the Knowledge of the Company, (A) no Portfolio Company is in material breach or default under any of such Portfolio Company’s Loan Documents and (B) no Portfolio Company has disputed in writing any Loan or any Loan Documents. None of the Group Companies has asserted in writing any default against any Portfolio Company that is continuing as of the date hereof. None of the Group Companies is in material breach or default, or has received written notice of any alleged material breach or default by any Group Company, under any of the Loan Documents, nor, to the Knowledge of the Company, has any event occurred which with the giving of notice or the passage of time (or both) would constitute a default by any Group Company thereunder. Except as set forth in any Loan Documents made available to Buyer or as set forth in Schedule 4.12(b) of the Disclosure Schedule, no Group Company has waived any material rights under any of the Loan Documents. Except as set forth in Schedule 4.13(b) of the Disclosure Schedule, the Company has received from each Portfolio Company the most recent financial information required to be provided under the applicable Loan Documents (and has not waived such delivery or extended the time in which any Portfolio Company has to deliver such financial information), other than any financial information required to be delivered on the date hereof or on or with respect to the month or other applicable period ending on the date hereof, and has provided to Buyer all such financial information to the extent material. No Obligor under any Loan outstanding on the date hereof has provided written notice in accordance with the applicable Loan Documents to any Group Company that such Obligor intends to prepay or refinance all or any portion of the indebtedness outstanding under such Loan as of the date hereof.

16

(c)           The Company or another Group Company is the sole legal and beneficial owner of each Loan set forth on the Signing Date Loan Tape or each Ordinary Course Equity Interest. The ownership interests of the Company or another Group Company in each Loan and any Ordinary Course Equity Interests are free and clear of all Liens (except for Permitted Liens), and the Company or such Group Company (or the applicable administrative agent or collateral agent) has a valid and perfected first priority/senior Lien on any collateral securing such Loans, subject only to Liens permitted under any Loan Documents provided to Buyer prior to the date hereof. Except as set forth on Schedule 4.12(c) of the Disclosure Schedule, none of the Group Companies has sold any participation or other interest in any of the Loans.

(d)          To the Knowledge of the Company, all Ordinary Course Equity Interests issued to the Group Companies in connection with a Loan were validly issued. True and complete copies of all documents relating to Ordinary Course Equity Interests to which any Group Company is a party as of the date hereof have been provided to Buyer, including any documents containing any lock-up provisions or other contractual restrictions on the exercise or alienation of Ordinary Course Equity Interests.

(e)          Schedule 4.12(e) of the Disclosure Schedule contains a complete and accurate list of each Loan that as of the date hereof (i) was contractually past due 30 days or more in the payment of principal and/or interest (other than those for which there is adequate collateral or short term remediation), (ii) was on non-accrual status, (iii) is required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15, (iv) that is secured by collateral with respect to which any Group Company (or, to the Knowledge of the Company, any administrative or collateral agent therefor) has (A) affirmatively commenced remedies, or (B) provided written notice to a Portfolio Company with a stated intent of causing such Portfolio Company to transfer such collateral to such Group Company (or such administrative agent or collateral agent) in whole or partial satisfaction of the applicable Loan, (v) with respect to which, to the Knowledge of the Company, an “Event of Default” (or equivalent term), as defined in the applicable Loan Documents, has occurred and is continuing, (vi) for which a charge-off of principal or non-default interest or a material reimbursement obligation has been taken by any Group Company as a result of a Legal Proceeding under any Debtor Relief Law, or (vii) for which, to the Knowledge of the Company, the related Portfolio Company is subject to a Legal Proceeding under any Debtor Relief Laws.

4.13         Employees. None of the Group Companies has, or has had, any employees.

4.14         Real Property. None of the Group Companies owns or leases, or has owned or leased, any real property.

17

4.15         Insurance. The Group Companies have paid, or caused to be paid, all premiums due under all material insurance policies of the Group Companies, and all such insurance policies are in full force and effect other than as would not, individually or in the aggregate, be material to the Group Companies, taken as a whole. None of the Group Companies has received written notice that they are in material default with respect to any obligations under such policies. None of the Group Companies has received any written notice of cancellation or termination with respect to any existing material insurance policy, or refusal or denial of any material coverage, reservation of rights or rejection of any material claim under any existing material insurance policy, in each case that is held by, or for the benefit of, the Group Companies.

4.16         Brokers. No investment banker, broker or finder other than Credit Suisse (whose commissions and fees shall be included in the Transaction Expenses) is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transaction based upon arrangements made by or on behalf of any Group Company.

4.17         Affiliate Transactions. Except as set forth on Schedule 4.17 of the Disclosure Schedules (those Contracts set forth on such Schedule or required to be set forth on such Schedule to cause this representation to be true and correct, the “Affiliate Contracts”), no Group Company is a party to any Contracts with Seller, any Affiliate of any Group Company or Seller (other than a Group Company) or any officer or director of any Group Company, Seller or their respective Affiliates. Except as set forth on Schedule 4.17 of the Disclosure Schedules, no Group Company receives any services from any Seller, any Affiliate of any Group Company or Seller (other than a Group Company) or any officer or director of any Group Company, Seller or their respective Affiliates other than services under any contracts listed on Schedule 4.17 of the Disclosure Schedules. Buyer acknowledges that, other than any contracts or services listed or described on Schedule 4.17 of the Disclosure Schedules, all Contracts and arrangements listed or described on Schedule 4.17 of the Disclosure Schedules will be terminated on or prior to, or discontinued as of, the Closing.

4.18         Outstanding Indebtedness. Schedule 4.18 of the Disclosure Schedules sets forth a complete list and the amounts of all outstanding Indebtedness of the Group Companies as of the date hereof.

4.19         Tender Offer. The Tender Offer has been conducted and consummated by the Company in accordance with applicable Legal Requirements. None of the documents filed by the Company with the SEC or distributed to the Company’s shareholders in connection with the Tender Offer, including the Schedule TO, the Offer to Purchase contained therein and any amendments or supplements thereto, in each case, at the date it was filed with the SEC, at the date it was distributed or otherwise disseminated to Company shareholders or at the time of the consummation of the Tender Offer, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

18

Article V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

5.01         Existence and Good Standing. Buyer is (a) validly existing and in good standing under the Legal Requirements of the jurisdiction in which it is formed and (b) has all requisite power and authority to own, lease and operate the properties and assets it owns, leases and operates, and to carry on its business as such business is now conducted, except where the failure to be in good standing or to have such power and authority would not, individually or in the aggregate, have a Buyer Material Adverse Effect. Buyer is qualified to do business as a foreign entity in each jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where failure to be so duly qualified would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

5.02         Authority; Enforceability. Buyer has the full power and authority to execute this Agreement and the other Transaction Documents to which it is a party and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is a party have been duly and validly authorized by all required action on behalf of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery of this Agreement by Seller, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.

5.03         No Violations. The execution and delivery of this Agreement by Buyer and the execution and delivery of any other Transaction Documents to which Buyer is a party do not and will not, and the performance and compliance with the terms and obligations hereof and thereof by Buyer and the consummation of the Transaction by Buyer will not (with or without notice or passage of time or both):

(a)          violate, conflict with, result in a breach of or constitute a default under any of the provisions of the Organizational Documents of Buyer;

(b)          violate, conflict with, result in a breach of or constitute a default under any provision of, or require any notice, filing, consent, authorization or approval under, any Legal Requirement binding upon Buyer, including Section 12 of the Investment Company Act; or

(c)          violate or result in a breach of or constitute a default under any material Contract, agreement or instrument to which Buyer or any of its Subsidiaries is a party or by which it is bound or to which any of its properties or assets is subject;

except in each case with respect to clauses (b) and (c), for any such violations, breaches or defaults that would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

19

5.04         Required Filings and Consents. No Consent of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other party or Person is required to be obtained or made by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement or the consummation of the Transaction, other than (i) applicable requirements of and filings with the SEC under the Exchange Act and the Investment Company Act, (ii) applicable requirements under corporation or Blue Sky Laws of various states, (iii) compliance with and filings or notifications under Antitrust Laws, and (iv) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

5.05         Brokers. No investment banker, broker or finder is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transaction based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

5.06         Solvency. There is no pending, or to the knowledge of Buyer, threatened, action for the dissolution, liquidation or insolvency of Buyer. Assuming the accuracy of the representations and warranties of the Seller, immediately after giving effect to the Transaction and the other Transaction Documents, each Buyer will be Solvent. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (ii) the value of all “Liabilities of such Person, including contingent and other Liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Legal Requirements governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable Liabilities of such Person on its existing debts (including contingent and other Liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an “unreasonably small amount of capital” for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its Liabilities, including contingent and other Liabilities, as they mature.

5.07         Litigation. As of the date of this Agreement, (a) there is no Legal Proceeding pending or, to the knowledge of Buyer, threatened against the Buyer that would, individually or in the aggregate, have a Buyer Material Adverse Effect and (b) there is no judgment or order of any Governmental Entity outstanding against, or, to the knowledge of Buyer, pending investigation by any Governmental Entity involving the Buyer other than any judgment or order that would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

Article VI

COVENANTS

6.01         Use of Name. Following the Closing Date, except as otherwise provided in this Section 6.01, the Buyer shall cause each Group Company to promptly cease and discontinue any and all uses of the names, trademarks and service marks set forth on Schedule 6.01 of the Disclosure Schedules or any name, trademark, service mark, acronym or logo incorporating any of such names, trademarks or service marks (collectively, the “Seller Marks”), whether or not in combination with other words, symbols or other distinctive or non-distinctive elements, and all trade, corporate or business names, trademarks, taglines, identifying logos, trade dress, monograms, slogans, service marks, domain names, brand names and other name or source identifiers that are derivations, translations, adaptations, combinations or variations of the Seller Marks. The Buyer, for itself and its Affiliates, agrees that, except as provided in this Section 6.01, any and all rights of the Company to the Seller Marks, including any such rights licensed to the Company pursuant to any agreements or other arrangements, whether written or oral, with Seller or its Affiliates, shall terminate on the Closing Date without recourse by Buyer or the Company. Neither Buyer nor any of its Affiliates shall seek to register in any jurisdiction any trade, corporate or business name, trademark, tagline, identifying logo, trade dress, monogram, slogan, service mark, domain name, brand name or other name or source identifier that is a derivation, translation, adaptation, combination or variation of the Seller Marks.

20

6.02         Access to Books and Records; Cooperation.

(a)          From and after the Closing until the sixth anniversary of the Closing Date, for purposes of facilitating the resolution of any claims made against or incurred by Seller relating to any Group Company and compliance with any applicable securities, tax, financial reporting or other Legal Requirements, Buyer will, and will cause each Group Company to, provide Seller and its Representatives, at Seller’s sole cost and expense, with access (for the purpose of examining and copying), during normal business hours, upon reasonable notice, to the books and records of the Group Companies solely with respect to periods or occurrences prior to or on the Closing Date, including with respect to any Tax audits, Tax Returns, insurance claims, investigations of any Governmental Entity, legal compliance, financial statement preparation or any other matter. Unless otherwise consented to in writing by Seller, Buyer will not, and will not permit any Group Company to, for a period of six years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of any Group Company for any period prior to the Closing Date without first giving reasonable prior notice to Seller and offering to surrender and deliver to Seller such books and records or any portion thereof. Notwithstanding anything in this Agreement to the contrary, Buyer shall not be required to provide Seller with a copy of, or otherwise disclose the contents of, any Tax Return of any consolidated, combined, affiliated, unitary or similar group or group relief system or joint filers.

(b)          From and after the Closing until the first anniversary of the Closing, Seller will, and will cause its Subsidiaries and Affiliates to, provide, upon the reasonable request of Buyer, and solely at Buyer’s expense (including the documented expense owed by Seller or any Subsidiary or Affiliate of Seller to any service provider engaged by Seller or such Subsidiary or Affiliate to assist Seller or such Subsidiary or Affiliate to comply with this Section 6.02(b), which shall be borne by Buyer provided that Buyer is consulted with prior to such engagement or incurring any such cost), reasonable cooperation and assistance in the preparation by Buyer of pro forma financial information and financial statements and other materials for purposes of compliance with any applicable securities, tax, financial reporting or other Legal Requirements. For 30 days after the Closing, Seller will, to the extent Seller has access to relevant personnel or information, provide or cause to be provided to Buyer reasonable cooperation and assistance to facilitate Buyer’s communication with and access to Portfolio Companies and related datasites for information and records relating to Portfolio Companies.

21

(c)          From and after the Closing until the sixth anniversary of the Closing Date, for purposes of facilitating the resolution of any claims made against or incurred by Buyer relating to any Group Company or for purposes of compliance with any applicable securities, tax, financial reporting or other Legal Requirements, Seller will, and will cause its Subsidiaries and Affiliates to, provide Buyer and its Representatives, at Buyer’s sole cost and expense, with access (for the purpose of examining and copying), during normal business hours, upon reasonable notice, to the books and records of the Seller and such Subsidiaries and Affiliates relating to the Group Companies with respect to periods or occurrences prior to or on the Closing Date, including with respect to any Tax audits, Tax Returns, insurance claims, investigations of any Governmental Entity, legal compliance, financial statement preparation or any other matter. Unless otherwise consented to in writing by Buyer, Seller will not, and will not permit any of its Subsidiaries and Affiliates to, for a period of six years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records relating to any Group Company for any period prior to the Closing Date without first giving reasonable prior notice to Buyer.

6.03        Indemnification of Officers and Directors of the Company.

(a)          For purposes of this Section 6.03, “Indemnified Person” shall mean any person who is now, or has been at any time prior to the Closing, (i) an officer or director of any of any Group Company or (ii) serving at the request of any Group Company as an officer, director or trustee of another Person.

(b)          From and after the Closing until the sixth anniversary of the Closing Date, Buyer shall cause the Company to the fullest extent permitted by applicable Legal Requirements to, provide indemnification to each Indemnified Person to the same extent and under the same conditions and procedures as such Indemnified Person is entitled on the date hereof under the Company’s Organizational Documents (or the corresponding organizational documents of the Company’s Subsidiaries) and as provided in those indemnification agreements with such Indemnified Person as in effect on the date hereof set forth in Section 6.03(b) of the Disclosure Schedules, in connection with any Legal Proceeding based directly or indirectly (in whole or in part) on, or arising directly or indirectly (in whole or in part) out of, the fact that such Indemnified Person is or was an officer or director of any Group Company, or is or was serving at the request of any Group Company as an officer, director or trustee of another Person, whether pertaining to any matter arising before or after the Closing.  From and after the Closing until the sixth anniversary of the Closing Date, except as required by applicable Law, Buyer shall not amend, repeal or otherwise modify the exculpation, indemnification and advancement of expenses provisions of the Company’s Organizational Documents or the corresponding organizational documents of the Company’s Subsidiaries as in effect immediately prior to the Closing or in any indemnification contracts of any Group Company with any of their respective Indemnified Persons as in effect immediately prior to the Closing, in each case in any manner that would adversely affect the rights thereunder of any individuals who at the Closing were Indemnified Persons.

22

(c)          Within thirty days after the Closing, Seller shall, or shall cause an Affiliate of Seller to, obtain and pay for a run-off or tail directors’ and officers’ liability insurance policy for the benefit of the Company and its directors and officers who served prior to Closing, with a claims period of not less than six years from the Closing Date to provide insurance coverage commencing thereafter with terms and conditions not less favorable to the insured persons than the directors’ and officers’ liability insurance policy presently maintained for the Company covering acts or omissions occurring at or prior to the Closing Date with respect to the Indemnified Persons; provided, however, that in no event shall the Seller (or an Affiliate of Seller, as applicable) be required to expend pursuant to this Section 6.03(c) more than an amount per year equal to 300% of current annual premiums paid by or on behalf of the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, Seller (or an Affiliate of Seller, as applicable) would be required to expend more than 300% of current annual premiums, Seller shall, or shall cause an Affiliate of Seller to, obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 300% of current annual premiums.

(d)          The provisions of this Section 6.03 shall survive the Closing for a period of six years and are expressly intended to benefit each of the Indemnified Persons; provided, however, that in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(e)          In the event Buyer or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer shall ensure that the successors and assigns of Buyer or the Company, as the case may be, shall assume the obligations set forth in this Section 6.03(e).

(f)          The provisions of this Section 6.03 shall survive the consummation of the Transaction and are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Persons and their heirs and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.  This Section 6.03 may not be amended, altered or repealed after the Closing in such a manner as to adversely affect the rights of any Indemnified Person or any of their heirs without the prior written consent of the affected Indemnified Person.

6.04         Public Announcements. The initial press release relating to this Agreement shall be a joint press release issued by Buyer and Seller and thereafter no Party may issue any further press release or otherwise make any public statement with respect to the Transaction without the prior written consent of the other Party. Notwithstanding the foregoing, a Party may, without the prior written consent of the other Party, issue any press release or make any public announcement or statement as may be required by applicable Legal Requirements or the applicable rules of any national securities exchange; provided that such Party provides as much advance notice as practicable and, if practicable, consults with such other Party prior to making such public announcement or statement.

6.05         Termination and Novation of Affiliate Transactions. The Seller and the Company shall, and shall cause their respective Subsidiaries and Affiliates to, terminate (a) all Affiliate Contracts (including the Advisory Agreement) or other transactions among such Affiliates (except for contracts or transactions by and among solely the Group Companies and the Surviving Indemnification Agreements) and (b) the State Street Contracts on or prior to the Closing, solely in the case of clause (a), with no further liability or obligation of any kind thereunder for any Group Companies. The Seller shall cause the Company to novate to an Affiliate of Seller (other than any Group Companies) the Engagement Letter, with no further liability or obligation of any kind thereunder for the Company or any other Group Companies, which novation shall be effective immediately after the completion of the payment of the Estimated Transaction Expenses in accordance with Section 2.02(c).

23

6.06         Release. In consideration of Buyer’s covenants and agreements contained in this Agreement, including the payment to be made by Buyer to Seller for the Common Stock held by Seller, effective as of the Closing Date, Seller, on behalf of itself, its Affiliates and their respective successors, assigns and heirs, hereby unconditionally and irrevocably releases, waives and discharges Buyer, the Group Companies and their respective Affiliates, Subsidiaries, officers, directors, stockholders, partners, members, managers, agents, successors and assigns from any and all actual and potential actions, causes of action, claims, demands, damages, debts and losses of any kind whatsoever, whether direct, indirect, consequential, incidental or otherwise, known or unknown, in its own right or derivatively, in Law or equity, to the extent arising out of or relating to (a) Seller’s ownership of the Common Stock and/or other equity interests of the Company or Seller’s being or having been a stockholder of the Company or (b) any Affiliate Contract, other than the Surviving Indemnification Agreements. Notwithstanding the foregoing release, nothing in this Section 6.06 shall be deemed to be a release or waiver of any rights, interests and claims under the terms of this Agreement or any other Transaction Document.

Article VII

INDEMNIFICATION

7.01         Indemnification. Subject to the limitations set forth in this Article VII, from and after the Closing, the Seller shall indemnify and hold harmless Buyer and each of its Affiliates (including the Group Companies) and their respective officers, directors, members, partners (general and limited), shareholders, other equityholders, managers, employees, agents and other representatives, as well as the successors, assigns, heirs and personal representatives of the foregoing (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any and all Losses incurred or suffered by such Buyer Indemnified Parties arising from, or relating to, any of the following: (i) any breach of, or inaccuracy in, any Seller Fundamental Representation, (ii) any breach of, or inaccuracy in, the representation and warranty in Section 4.19 (Tender Offer) or any Action arising out of or relating to the Tender Offer and (iii) the Homeland Assignments.

7.02         Limitations of Liability.

(a)          From and after the Closing and except with respect to claims arising from fraud, the enforcement of any covenant requiring performance following the Closing, Sections 6.05 and 6.06, or claims for equitable relief, the provisions of this Article VII shall constitute the exclusive remedy in respect of breaches of representations, warranties, covenants or agreements contained in this Agreement. Notwithstanding the foregoing, the provisions of this Section 7.02 shall not limit the rights or obligations of any Person under any other Transaction Document.

24

(b)          Liability for indemnification claims under this Article VII shall be paid directly by the Seller to the applicable Buyer Indemnified Party with respect to such Loss. The aggregate liability for Seller for indemnification claims under this Article VII shall be limited to an amount equal to the Estimated Consideration.

7.03         Third Party Claim Procedures.

(a)          Promptly after the receipt by any Buyer Indemnified Party (the “Indemnified Party”) of notice of the commencement of any Action involving a third party (such Action, a “Third Party Claim”), such Indemnified Party shall, if a claim with respect thereto is to be made against Seller pursuant to this Article VII (the “Indemnifying Party”), give such Indemnifying Party written notice of such Third Party Claim in reasonable detail in light of the circumstances then known to such Indemnified Party; provided that the failure of the Indemnified Party to provide such notice shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure to give notice shall prejudice any defense or claim available to the Indemnifying Party.

(b)          The Indemnifying Party shall be entitled to assume the defense of any Third Party Claim, at the Indemnifying Party’s sole expense, provided that the Indemnifying Party shall not be entitled to assume or continue control of the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal Action, seeks any injunctive or equitable relief or regulatory sanction against any Indemnified Party, (ii) a significant portion of the Third Party Claim also relates to matters not subject to indemnification pursuant to this Article VII or (iii) the Indemnifying Party fails to conduct the defense of such Third Party Claim in good faith.

(c)          If the Indemnifying Party assumes the defense of any Third Party Claim, (i) it shall not settle the Third Party Claim unless (A) (1) the settlement does not entail any admission of liability on the part of any Indemnified Party, (2) the settlement includes an unconditional release of each Buyer Indemnified Party, as applicable, from all Losses with respect to such Third Party Claim and (3) such settlement provides for no remedy other than monetary payments entirely indemnified by the Indemnifying Party or (B) such settlement is consented to in writing by the Indemnified Party, such consent not to be unreasonably withheld or delayed, and (ii) the Indemnified Party shall have the right (but not the obligation) to participate in the defense of such Third Party Claim and to employ, at its own expense, counsel separate from counsel employed by the Indemnifying Party; except that the fees, costs and expenses of such counsel shall be at the expense of the Indemnifying Party if the Indemnifying Party and the Indemnified Party are both named parties to the proceedings and the Indemnified Party shall have reasonably concluded, based upon advice of outside counsel, that representation of both parties by the same counsel would be inappropriate due to differing interests between them.

25

(d)          In the event that the Indemnifying Party does not elect to assume the defense of a Third Party Claim, the Indemnified Party shall not settle such Third Party Claim if the Indemnifying Party shall have any obligation as a result of such settlement (whether monetary or otherwise) unless such settlement is consented to in writing by the Indemnifying Party, such consent not to be unreasonably withheld or delayed.

(e)          Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim.

7.04         Effect of Knowledge. The right to indemnification, payment of Losses or other remedies based on any representations, warranties, covenants or agreements set forth in this Agreement or in any document delivered with respect hereto or thereto will not be affected by any investigation conducted with respect to or any Knowledge or information acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement (other than disclosures made in the Disclosure Schedules hereto).

7.05         Other Indemnification Matters. To the extent permitted by applicable Law, any amounts payable under this Article VII shall be treated by the Buyer and Seller as adjustments to the Estimated Consideration or Final Consideration, as applicable.

Article VIII

DEFINITIONS

8.01         Definitions. For purposes hereof, the following terms when used herein will have the respective meanings set forth below:

“Accounting Principles” means the accounting principles, methods and practices set forth in Exhibit A.

“Action” means any action, claim, demand, arbitration, hearing, charge, complaint, investigation, examination, indictment, litigation, suit or other civil, criminal, administrative or investigative proceedings.

“Adjustment Amount” means, (a) the total assets of the Group Companies minus (b) the total liabilities of the Group Companies, in each case calculated as of the Closing Date (without giving effect to the Transaction) in accordance with the Accounting Principles; provided, that the Adjustment Amount shall not include (i) the Group Companies’ Investments (as set forth in the Unaudited Financial Statements), (ii) any Indebtedness or (iii) any Transaction Expenses.

“Adviser” means Credit Suisse Asset Management, LLC, a Delaware limited liability company.

“Advisory Agreement” means the Amended and Restated Investment Advisory Agreement dated as of December 2, 2014, by and between the Company and the Adviser.

26

“Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with, such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“AST” means American Stock Transfer & Trust Company, LLC, the Company’s transfer agent for the Common Stock.

“Blue Sky Laws” means state securities or “blue sky” laws.

“Business Day” means a day that is neither a Saturday nor Sunday, nor any other day on which banking institutions in New York, New York are authorized or obligated by Legal Requirement to close.

“Buyer Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had or would have a material adverse effect on the ability of Buyer to consummate the Transaction.

“Code” means the Internal Revenue Code of 1986, as amended or now in effect or as hereafter amended, including, but not limited to, any successor or substitute federal Tax codes or legislation.

“Company SEC Documents” means all forms, documents and reports, and any amendments thereto, required to be filed or furnished prior to the date hereof by the Company with the SEC.

“Contract” means any agreement, note, mortgage, indenture, lease, deed of trust, license, plan, instrument, contract or other binding commitment or obligation, whether written or oral.

“Engagement Letter” means the Engagement Letter, by and between the Company and Credit Suisse, dated as of August 31, 2016.

“Enterprise Value” means $269,819,269.

“Estimated Consideration” means (a) Enterprise Value, minus (b) the amount of Estimated Indebtedness, minus (c) the amount of the Estimated Transaction Expenses, (d) plus the Estimated Adjustment Amount.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCPA” shall mean the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Final Consideration” means (a) the Enterprise Value, minus (b) the amount of Final Indebtedness, minus (c) the amount of the Final Transaction Expenses, (d) plus the Final Adjustment Amount, if it is a positive number, or minus the absolute value of the Final Adjustment Amount, if it is a negative number.

27

“Funds Flow Memorandum” means that certain funds flow memorandum provided by the Parties prior to the Closing.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Entity” means any federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

“Group Company(ies)” means the Company and each of its Subsidiaries.

“Homeland Assignments” means the Homeland Loan Assignment and the Homeland Equity Assignment.

“Homeland Equity” means the equity interests held by Seller in View Home, LLC.

“Homeland Equity Assignment” means the Assignment and Assumption in the form of Annex 1.04(b) hereto.

“Homeland Loans” means the loans made by the Company to Homeland Healthcare, LLC.

“Homeland Loan Assignment” means an Assignment and Acceptance in the form of Annex 1.04(a).

“Homeland Reimbursement Agreement” means that certain letter agreement, dated September 22, 2015, among Wilmington Trust National Association, Homeland HealthCare, Inc. Homeland HealthCare Corporation and the Company.

“Indebtedness” means, as of any time of determination, without duplication, as applied to the Group Companies (a) all indebtedness for borrowed money, (b) amounts owing as deferred purchase price for the acquisition of any assets, including all seller notes and “earn-out” payments, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (d) obligations under any interest rate, currency or other hedging agreement, (e) obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing Date, (f) all capitalized lease obligations, and (g) guarantees with respect to any indebtedness of any other Person of a type described in clauses (a) through (f) above, and (h) for clauses (a) through (f) above, all accrued interest thereon, if any.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

“IRS” means the United States Internal Revenue Service.

28

“Knowledge of the Company” means the actual knowledge of Jens Ernberg and Thomas Hall as of the date hereof, without independent investigation (and will in no event encompass constructive, imputed or similar concepts of knowledge).

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, hearings or other proceedings (public or private) commenced, brought, conducted or heard before, or otherwise involving, any Governmental Entity or arbitrator.

“Law(s)” means any law, statute, regulation, code, ordinance, policy, rule or other requirement of any Governmental Entity.

“Legal Requirement” means all applicable laws, rules, regulations, judgments, injunctions, Orders, decrees or other restrictions, permits, consents, approvals, franchises, conditions and licenses of a Governmental Entity having jurisdiction over the assets or the properties of any Party or any Group Company and the operations thereof.

“Liabilities” means any liability, debt, guarantee, claim, demand, expense, commitment or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description, such as revolving facilities, delayed draw term loans, lines of credit and any other committed but unfunded facilities, including all costs and expenses related thereto.

“Liens” means liens, security interests, charges or encumbrances.

“Loan” means (i) any finance receivable held by any Group Company, (ii) any other financial asset or right of any Group Company resulting from any loan or other extension of credit by any Group Company and all related obligations owed by the obligor thereunder and (iii) any other secured or unsecured loan in respect of which any Group Company or Company Subsidiary is the lender or holder.

“Loan Documents” means, with respect to any particular Loan, the loan, credit or financing agreement (or similar agreement), and any of the notes and/or other material instruments and security agreements, mortgages, deposit account control agreements or other documents evidencing a Lien, participation agreements, warrants, other equity instruments, intercreditor and subordination agreements, and other material documents executed and delivered with respect to such Loan, including any waivers and amendments.

“Loss” means any loss, damage, liability, deficiency, claim, action, demand, judgment, fine, penalty, fee, cost, expense or any amount paid in settlement (in each case, including reasonable attorneys’ fees and expenses and court costs); provided, however, that “Loss” shall not include (i) any of the foregoing that are consequential or indirect and are not reasonably foreseeable or (ii) punitive or exemplary damages (except to the extent that such punitive or exemplary damages are awarded pursuant to a Third-Party Claim).

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate, has had, or would have, a materially adverse effect on (a) the business, assets, properties or condition (financial or otherwise) of the Group Companies, taken as a whole, or (b) the ability of the Group Companies to consummate the Transaction.

29

“Obligor” means any person that is a borrower or obligor under any Loan Documents.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity. For clarification, a permit is not an Order.

“Ordinary Course Equity Interests” means any equity interest in a Person or any warrant, option or right to acquire any such equity interest in a Person, in each case acquired in connection with the making of a Loan to such Person or an Affiliate of such Person.

“Ordinary Course of Business” means actions that are consistent in all material respects with the past practices of the Group Companies, taken in the ordinary course of the normal day-to-day operations of the Group Companies.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, operating agreement, partnership agreement, shareholders agreement, certificate of designations for preferred stock and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including all amendments thereto and restatements thereof.

“Payoff Letter” means a customary payoff letter executed by the lenders of the Indebtedness described in clause (a) below, which letter will set forth (a) the total amount required to be paid at the Closing by the borrowers of such Indebtedness and, if any, all prepayment penalties, premiums and breakage costs that become payable upon such repayment (the “Payoff Amount”), (b) the lenders’ obligation to release all liens and other security securing the Indebtedness described in clause (a) in due course and at Buyer’s expense after receiving the Payoff Amount and (c) wire transfer instructions for paying the Payoff Amount.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof.

“Permitted Liens” means (a) statutory liens for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by the Group Companies by appropriate proceedings and in respect of which adequate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the Ordinary Course of Business for amounts that are not delinquent and that are not, individually or in the aggregate, significant, unless being contested in good faith by appropriate Legal Proceedings and for which adequate accruals or reserves have been established; (c) liens for Taxes, assessments, or governmental charges or levies on a Person’s properties if the same shall not at the time be delinquent or thereafter can be paid without penalty or are being contested in good faith by appropriate Legal Proceedings and for which appropriate reserves have been included on the balance sheet of the applicable Person; (d) purchase money liens and liens securing rental payments under capital lease arrangements; (e) Liens securing Indebtedness; and (f) transfer restrictions arising under the Organizational Documents of any Group Company or under applicable Legal Requirements.

30

“Portfolio Company” means each Person in which any Group Company has made, makes or proposes to make a debt or equity investment that is, would or should be reflected in the schedule of investments included in the Group Companies’ quarterly or annual reports.

“Representative” means, with respect to any Person, such Person’s Affiliates and its and their respective officers, directors, managers, partners, employees, accountants, counsel, financial advisors, consultants and other advisors or representatives.

“Seller Fundamental Representations” means the representations and warranties of Seller contained in Section 3.01, Section 3.03, Section 3.05, the first sentence of Section 4.01, Section 4.02 and Section 4.16.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Signing Date Loan Tape” means the computer disk, computer tape or other computer format made available to Buyer by Seller setting forth certain information within categories agreed in advance by Buyer and Seller with respect to each Loan, estimated as of September 30, 2016 by adjusting the Loans as of June 30, 2016 with (a) actual (i) amortization, (ii) additional funding, including any amendment fees paid in kind, (iii) PIK interest and (iv) other voluntary and mandatory prepayments; and (b) estimated (i) amortization, (ii) PIK interest and (iii) other voluntary and mandatory prepayments, all through September 30, 2016. The Signing Date Loan Tape employs market prices, and the prevailing EUR/USD exchange rate as provided by State Street Bank and Trust Company per World Market 12, as of June 30, 2016.

“State Street Contracts” means, together, that certain Amended and Restated Custodian Agreement, by and between the Company and State Street Bank and Trust Company, dated as of February 3, 2015 and that certain Master Administration and Accounting Agreement, by and between the Company and State Street Bank and Trust Company, dated as of February 3, 2015.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof; provided, however, that, for the avoidance of doubt, no Portfolio Company of any Group Company shall be considered a Subsidiary of any Group Company. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other business entity.

31

“Surviving Indemnification Agreements” means (i) the Indemnification Agreement, dated as of December 2, 2014, by and between the Company and Enrique R. Arzac, and (ii) the Indemnification Agreement, dated as of December 2, 2014, by and between the Company and Steven N. Rappaport.

“Tax” or “Taxes” means (i) any federal, state, local or foreign or other tax, levy, fee, impost, duty and similar governmental charge, including income, gross receipts, profits, franchise, capital gains, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, escheat, real property, special assessment, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, (ii) any and all liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group and (iii) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other person, or any successor or transferee liability, in respect of any items described in clause (i) or (ii) above.

“Tax Returns” means any return, report, information return, declaration, estimate, claim for refund or other document (including schedules, attachments, amendments, supplements or any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with Taxes.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Transaction Documents” means, collectively, this Agreement and all of the certificates and instruments required to be delivered by any of the Parties at the Closing.

“Transaction Expenses” means, in each case, to the extent not paid prior to the Closing, all fees and expenses of the Group Companies incurred or payable by the Group Companies prior to the Closing that are payable to professionals (including investment bankers, attorneys, accountants and other consultants and advisors, including WF&G) retained by Seller or any Group Company, or any of their respective Affiliates, in connection with the negotiation, execution and delivery of this Agreement and the consummation of the Transaction.

8.02         Other Definitional Provisions.

(a)          Accounting Terms. Accounting terms that are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

32

(b)          Successor Laws. Any reference to any particular Code section or Legal Requirement will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

Article IX

MISCELLANEOUS

9.01         No Other Representations or Warranties; Non-Survival of Certain Representations, Warranties and Agreements.

(a)          Except for the representations and warranties contained in Article III and Article IV, neither Seller nor any other Person on behalf of Seller makes any express or implied representation or warranty in connection with the Transaction, including the accuracy, completeness or timeliness thereof. Seller will not have or be subject to any claim, liability or indemnification obligation to Buyer or any other Person resulting from the distribution or failure to distribute to Buyer or Buyer’s use of, any such information, including any information, documents, projections, estimates, forecasts or other material made available to Buyer in the electronic data room maintained by Seller and/or the Company for purposes of the Transaction or management presentations in expectation of the Transaction, unless and to the extent any such information is expressly included in a representation or warranty contained in Article III or Article IV.

(b)          Except for the representations and warranties contained in Article V, neither Buyer nor any other Person on behalf of Buyer makes any express or implied representation or warranty with respect to Buyer or any other information provided to Seller in connection with the Transaction, including the accuracy, completeness or timeliness thereof.

(c)          None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Closing, except for (i) the Seller Fundamental Representations and Section 4.19 (Tender Offer), which shall survive until the first anniversary of the Closing Date, (ii) Section 6.02 (Access to Books and Records; Cooperation), Sections 6.05 (Termination of Affiliate Transactions) and 6.06 (Release), and (iii) those other covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing (including Article VII (Indemnification)) and this Article IX (Miscellaneous).

33

9.02         Acknowledgment of Disclaimer of Other Representations and Warranties. The Buyer acknowledges that, as of the date hereof, it and its Representatives (a) have received access to such books and records, facilities, properties, premises, equipment, contracts and other assets of each Group Company which it and its Representatives, as of the date hereof, have requested to review; (b) have received and may continue to receive from Seller and its Representatives certain estimates, forecasts, projections and other forward-looking information regarding the Group Companies and their respective businesses and operations; and (c) have had the opportunity to discuss the business and assets of the Group Companies. Buyer acknowledges and agrees that (i) there are uncertainties inherent in attempting to make forecasts, with which Buyer is familiar, and Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all forecasts (including the reasonableness of the assumptions underlying such forecasts), and Buyer shall not have any claim against Seller or any of its Representatives with respect to any such forecasts and (ii) without limiting any representation or warranty expressly set forth herein, Buyer has conducted, to its satisfaction, its own independent review and analysis of the businesses, assets, condition, operations and prospects of the Group Companies and, in making its determination to proceed with the Transaction, Buyer has relied on the results of its own independent review and analysis. Buyer further acknowledges and agrees that (A) any forecast, data, financial information, memorandum, presentation or any other materials or information provided or delivered to Buyer or any of its Representatives, including any materials or information made available to them in connection with the Transaction, via confidential information packet, in connection with management presentations or otherwise, are not and shall not be deemed to constitute or be the subject of any representation or warranty unless and only to the extent any such material or information is the subject of an express representation or warranty set forth in Article III or Article IV, as applicable, and (B) except for the representations and warranties expressly set forth in Article III or Article IV (1) neither Seller nor any of its Representatives makes, or has made, any representation or warranty relating to itself or the business of the Group Companies or otherwise in connection with the Transaction and Buyer is not relying on (and Buyer shall have no claim against Seller in respect of) any such representation or warranty and (2) no Person has been authorized by Seller or its Representatives to make any representation or warranty relating to Seller or the business of the Group Companies.

9.03         Expenses. Except as otherwise provided in this Agreement, each of Buyer and Seller will pay all of its own fees and expenses incurred in connection with this Agreement and the Transaction, including the fees and disbursements of counsel, financial advisors and accountants.

9.04         Certain Tax Matters.

(a)          Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transaction, will be paid one-half by Buyer and one-half by Seller when due and Buyer and Seller will cooperate in filing all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

(b)          Tax Treatment of Payments. Except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any other similar provision of state, local or foreign Legal Requirements) or other good faith resolution of a Tax contest, Buyer and Seller, and their respective Affiliates, will treat any and all payments under Section 1.03 or this Section 9.04 as an adjustment to the purchase price for Tax purposes.

34

9.05         Notices. Unless otherwise provided herein, all notices, requests, demands, claims, consents, approvals and other communications hereunder will be in writing. Any notice, request, demand, claim, consent, approval or other communication hereunder will be deemed duly given (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid) or (c) three Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

Notices to Buyer:

Park South Funding, LLC

c/o CION Investment Corporation

3 Park Avenue, 36th Floor

New York, New York 10016

Attn:	Michael A. Reisner
Co-President and Co-CEO

with a copy to (which will not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas

New York, New York 10019

Attn:	John M. Scott
Steven J. Williams

with a copy to (which will not constitute notice):

Dechert LLP

1095 Avenue of the Americas

New York, New York 10036

Attn:	Matthew K. Kerfoot
Richard Horowitz

Notices to Seller:

Credit Suisse Alternative Capital, LLC

1 Madison Avenue

New York, NY 10010

Attn:	Scott Mahoney

35

with a copy to (which will not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attn:	Gregory B. Astrachan
Rose F. DiMartino
James G. Silk

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

9.06         Succession and Assignment. This Agreement will inure to the benefit of, and be binding upon, the successors and assigns of the Parties. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assignable by Buyer or Seller.

9.07         Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.08         References. The table of contents and the section and other headings and subheadings contained in this Agreement and the schedules and exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and will not in any way affect the meaning or interpretation of this Agreement or any schedule or exhibit hereto. All references to days (excluding Business Days) or months will be deemed references to calendar days or months. All references to “$” will be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” will be deemed to refer to a section of this Agreement, an exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” or any variation thereof means “including, without limitation” and will not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Any reference to any federal, state, local or foreign statute or other Legal Requirement will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. All terms defined in this Agreement will have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

9.09         Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

36

9.10         Amendment and Waiver. Any provision of this Agreement or the Disclosure Schedules hereto may be amended or waived only in a writing signed by the Parties. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

9.11         Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof as if set forth in full herein.

9.12         Third-Party Beneficiaries. (a) each Indemnified Person, and each of his, her or its respective successors, heirs and representatives, will have the right to enforce their respective rights under Section 6.03 and (b) WF&G will have the right to enforce its rights under Section 9.22. Except as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

9.13         WAIVER OF TRIAL BY JURY. THE PARTIES EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

9.14         Buyer Deliveries. Buyer agrees and acknowledges that all documents or other items uploaded to the virtual data room at least 48 hours prior to the Closing will be deemed to have been delivered, provided and made available to Buyer for all purposes of this Agreement.

9.15         Delivery by Facsimile or Email. This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or scanned pages via electronic mail, will be treated in all manner and respect as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. No Party will raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or email as a defense to the formation of a contract and each Party forever waives any such defense. This Agreement is not binding unless and until signature pages are executed and delivered by each of Buyer and Seller.

37

9.16         Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which will constitute one agreement. Execution and delivery of this Agreement by exchange of electronically transmitted counterparts bearing the signature of a Party will be equally as effective as delivery of a manually executed counterpart of such Party.

9.17         Governing Law. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto will be governed by, and construed in accordance with, the Legal Requirements of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Legal Requirements of any jurisdiction other than the State of New York.

9.18         Jurisdiction. Any Legal Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transaction will be brought and determined exclusively in any federal or state court located in the County of New York, New York, and each of the Parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Legal Proceeding and irrevocably waives, to the fullest extent permitted by applicable Legal Requirements, any objection that it may now or hereafter have to the laying of the venue of any such Legal Proceeding in any such court or that any such Legal Proceeding that is brought in any such court has been brought in an inconvenient forum. Process in any such Legal Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 9.05 will be deemed effective service of process on such Party.

9.19         Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

9.20         Specific Performance.

(a)          Each Party agrees that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedies available under this Agreement, the Parties agree that each Party will be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent the other Party’s breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (i) any defenses in any Legal Proceeding for an injunction, specific performance or other equitable relief, including the defense that the other Party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) any requirement under any Legal Requirement to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

38

 9.21         Disclosure Schedules. All Disclosure Schedules attached hereto (each, a “Schedule” and, collectively, the “Disclosure Schedules”) are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Disclosure Schedules will be deemed to refer to this entire Agreement, including all Disclosure Schedules. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; provided, however, that any item disclosed in any part, subpart, section or subsection of the Disclosure Schedule referenced by a particular section or subsection in this Agreement will be deemed to have been disclosed with respect to every other section and subsection in this Agreement if the relevance of such disclosure to such other section or subsection is reasonably apparent, notwithstanding the omission of an appropriate cross-reference. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosure Schedules will not (a) be used as a basis for interpreting the terms “material,” “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (b) represent a determination that such item or matter did not arise in the Ordinary Course of Business, (c) be deemed or interpreted to expand the scope of Seller’s representations and warranties, obligations, covenants or agreements contained herein, (d) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, (e) represent a determination that the consummation of the Transaction requires the consent of any third party or (f) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

9.22         Waiver of Conflicts. Recognizing that WF&G has acted as legal counsel to Seller, the Company, their respective Affiliates and the Group Companies prior to the Closing, and that WF&G intends to act as legal counsel to Seller and certain of its Affiliates after the Closing, Buyer, on its own behalf and, effective as of the Closing, on behalf of the Group Companies hereby waives, and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with WF&G representing any of Seller and/or its Affiliates after the Closing as such representation may relate to Buyer, any Group Company or the Transaction. In addition, all communications involving attorney-client confidences among Seller and its Affiliates in the course of the negotiation, documentation and consummation of the Transaction shall be deemed to be attorney-client confidences that belong solely to Seller and its Affiliates (and not the Group Companies). Without limiting the generality of the foregoing, from and after the Closing (a) Seller and its Affiliates (and not the Group Companies) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Group Companies shall be a holder thereof, (b) to the extent that files of WF&G in respect of such engagement constitute property of the client, only Seller and its Affiliates (and not the Group Companies) shall hold such property rights and (c) WF&G shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Group Companies by reason of any attorney-client relationship between WF&G and any of the Group Companies or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or any of the Group Companies, on the one hand, and a third party (other than a Party or its Affiliates), on the other hand, after the Closing, Buyer (including, effective as of the Closing, on behalf of the Group Companies) may assert the attorney-client privilege to prevent disclosure of confidential communications by WF&G to such third party; provided, that neither Buyer nor any of the Group Companies may waive such privilege without the prior written consent of Seller.

*     *     *     *

39

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

Buyer:	Park South Funding, LLC,
A Delaware Limited Liability Company

By: CION Investment Corporation, its sole managing member

	By:	/s/ Michael A. Reisner
Name: Michael A. Reisner
Title: Co-President And Co-CEO

Seller:	CREDIT SUISSE ALTERNATIVE CAPITAL, LLC

	By:	/s/ Kenneth Lohsen
Name: Kenneth Lohsen
Title: Managing Director

[Signature Page to Purchase Agreement]